Exhibit 10.2

May 24, 2016

Robert Charnas, Ph.D.

*****

*****

Re: Employment Offer Letter

Dear Bob:

Puma Biotechnology, Inc., a Delaware corporation (the “Company”) is pleased to offer you the full time position of Senior Vice President of Regulatory Affairs of the Company, with terms as noted below. Please confirm your acceptance of this offer by signing and returning a copy of this letter on or before May 30, 2016:

1. Effective Date, Position, Duties and Responsibilities.  The terms will become effective on the date you start your employment (the “Effective Date”), which shall be no later than July 1, 2016. As of the Effective Date, the Company will employ you as its Senior Vice President of Regulatory Affairs and Project Management.  In such capacity, you will have such duties and responsibilities as are normally associated with such position.  Your duties may be changed from time to time by the Company in its discretion.  You will report to the Chief Executive Officer or such other individual as the Company may designate, and will work at the Company’s offices located in Los Angeles, California, or such other location as the Company may designate, except for travel to other locations as may be necessary to fulfill your responsibilities.  Although your initial title and duties are described above, the Company may assign you additional or different duties and/or titles from time-to-time.

2. Base Compensation.  During your employment with the Company, the Company will pay you a base salary of $330,750 per year (the “Base Salary”), less payroll deductions and all required withholdings, payable in installments in accordance with the Company’s normal payroll practices (but in no event less often than monthly) and prorated for any partial pay period of employment.  Your Base Salary may be subject to adjustment pursuant to the Company’s policies as in effect from time to time.

3. Annual Bonus.  In addition to the Base Salary set forth above, you will be eligible to receive an annual discretionary cash bonus (pro-rated for any partial year of service), based on the attainment of performance metrics and/or individual performance objectives, in each case, established and evaluated by the Company in its sole discretion (the “Annual Bonus”).  Your target Annual Bonus shall be 30% of your Base Salary, but the actual amount of your Annual Bonus may be more or less (and may equal zero), depending on the attainment of applicable

10880 Wilshire Blvd. Suite 2150 Los Angeles, CA 90024

424.248.6500 Phone 424.248.6501 Fax

performance criteria.  Payment of any Annual Bonus(es), to the extent any Annual Bonus(es) become payable, will be contingent upon your continued employment through the applicable payment date.

4. Stock Option.  In connection with entering into this offer letter, following the commencement of your employment with the Company and provided that you are employed by the Company on the date of grant, the Company will grant you an option to purchase 90,000 shares of the Company’s common stock (the “Stock Option”) at a per share exercise price equal to the Fair Market Value of a share of the Company’s common stock on the date of grant (as determined in accordance with the Company’s 2011 Incentive Award Plan, as amended from time to time (the “Plan”)).  Subject to your continued employment with the Company through the applicable vesting date, 1/3rd of the shares underlying the Stock Option will vest on the first anniversary of the Effective Date and 1/36th of the shares underlying the Stock Option will vest on each monthly anniversary of the Effective Date thereafter.  In addition, as set forth in Section 13.2(d)(ii) of the Plan, if the Stock Option is not assumed or substituted in connection with a Change in Control (as defined in the Plan), the Stock Option will become fully vested and exercisable immediately prior to the consummation of such Change in Control, subject to your continued employment with the Company until immediately prior to such Change in Control.  Subject to the foregoing, the terms and conditions of the Stock Option will be set forth in a separate award agreement (the “Stock Option Agreement”) in such form as is prescribed by the Company, to be entered into by the Company and you.

5. Signing Bonus. In connection with entering into this offer letter, you will be eligible to receive a bonus in the aggregate amount of $378,058.68 (the “Signing Bonus”), which will be paid in substantially equal one-twelfth installments on each quarterly anniversary of the Effective Date (with the last tranche being paid on the third annual anniversary of the Effective Date), subject to your continued employment through the applicable payment date.

6. Benefits and Vacation.  You will be eligible to participate in all health, welfare, savings and retirement plans, practices, policies and programs maintained or sponsored by the Company from time to time for the benefit of its similarly situated employees, subject to the terms and conditions thereof.  To the extent that you properly elect to participate in the Company’s applicable medical, dental and/or prescription benefit plans, the Company will pay the premiums for you and your dependents under such plans while you remain employed by the Company, provided, however, that the Company shall have no obligation to pay any such premiums if doing so would result in a violation of law and/or the imposition of penalty or excise taxes on the Company.  In addition, you will be eligible for other standard benefits, such as sick leave, vacations and holidays, in each case, to the extent available under, and in accordance with, Company policy applicable generally to other similarly situated employees of the Company.  Notwithstanding the foregoing, nothing contained in this Section 6 shall, or shall be construed so as to, obligate the Company or its affiliates to adopt, sponsor, maintain or continue any benefit plans or programs at any time.

7. Confidential and Proprietary Information.  This offer of employment is contingent upon your execution of the Proprietary Information and Inventions Agreement, attached hereto as Exhibit A.

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8. Non-Solicitation.  You further agree that during the term of such employment and for one year after your employment is terminated, you will not directly or indirectly solicit, induce, or encourage any employee, consultant, agent, customer, vendor, or other parties doing business with the Company to terminate their employment, agency, or other relationship with the Company or to render services for or transfer their business from the Company and you will not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

9. At-Will Employment; Amendment.  Your employment with the Company is “at-will,” and either you or the Company may terminate your employment for any reason whatsoever (or for no reason) upon written notice of such termination to the other party.  This at-will employment relationship cannot be changed except in a writing signed by you and an authorized representative of the Company.  This agreement may not be amended except by a signed writing executed by the parties hereto.

10. Company Rules and Regulations.  As an employee of the Company, you agree to abide by all Company rules, regulations and policies as set forth in the Company’s employee handbook or as otherwise promulgated.

11. Withholding.  The Company may withhold from any amounts payable under this offer letter such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

12. Entire Agreement.  As of the Effective Date, this offer letter, together with the Stock Option Agreement and Proprietary Information and Inventions Agreement, comprises the final, complete and exclusive agreement between you and the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, made to you by any representative of the Company.  You agree that any such agreement, offer or promise between you and any representative of the Company is hereby terminated and will be of no further force or effect, and you acknowledge and agree that upon your execution of this offer letter, you will have no right or interest in or with respect to any such agreement, offer or promise.

13. Choice of Law. This offer letter shall be interpreted and construed in accordance with California law without regard to any conflicts of laws principles.

14. Proof of Right to Work.  As required by law, this offer of employment is subject to satisfactory proof of your right to work in the United States.

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15. Background Check and Drug Screening.  This offer of employment is expressly contingent upon your completion of a pre-employment background check conducted by an outside service bureau and a drug screening test, in each case with results that are satisfactory to the Company in its sole discretion.  Refusal to submit to the background check or drug screening test will result in your disqualification from further employment consideration.  In addition, failure to successfully complete the background check or drug screening test will cause this offer of employment to be withdrawn, or your employment to be terminated if you already have started work.

[SIGNATURE PAGE FOLLOWS]

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Please confirm your agreement to the foregoing by signing and dating the enclosed duplicate original of this offer letter in the space provided below for your signature and returning it to the Company’s President and Chief Executive Officer.  Please retain one fully-executed original for your files.

Sincerely,

Puma Biotechnology, Inc.
a Delaware corporation

/s/ Alan H. Auerbach
Name:	Alan H. Auerbach
Title:	President and Chief Executive Officer

Accepted and Agreed,
this 25th day of May, 2016

By:	/s/ Robert Charnas, PhD.
Name:	Robert Charnas, Ph.D.

Exhibit A

Proprietary Information and Inventions Agreement

PUMA BIOTECHNOLOGY, INC.

Proprietary Information and Inventions Agreement

In consideration of my employment by Puma Biotechnology, Inc. (the “Company”) (the definition of “Company” for the purposes of this Agreement shall include Puma Biotechnology, Inc., its affiliates, and subsidiaries) and access to Proprietary Information (defined below) being given to me by the Company, I hereby agree to this Proprietary Information and Inventions Agreement as of July 1, 2016 (the “Agreement”), as follows:

1. Proprietary Information.

The term “Proprietary Information” shall mean all information received by me in the course of my employment by the Company, including without limitation all trade secrets, inventions, confidential knowledge, data or any other information or materials that the Company treats or considers as proprietary, whether or not such Proprietary Information is patentable or copyrightable, however it is embodied and irrespective of whether it is labeled as “proprietary” or “confidential”.  By way of illustration but not limitation, “Proprietary Information” includes (a) inventions, trade secrets, know-how, ideas, confidential knowledge, improvements, discoveries, developments, processes, designs, techniques, formulas, formulations, source and object codes, data, programs, trademarks and works of authorship; organisms, plasmids, cosmids, bacteriophages, expression vectors, cells, cell lines, tissues, materials, substrates, media, delivery methods or transfection methods and other biological materials and the progeny and clones of the foregoing biological materials, assays, compounds, peptides, proteins, DNA, RNA, and their constructs, and sequence, amino acid, genomic, and structural information relating thereto; crystals, optically active materials, ceramics, metals, metal oxides and organic and inorganic chemical and other physical materials and derivatives and salt forms of the foregoing (hereinafter the Proprietary Information described in clause (a) shall collectively be referred to as “Inventions”); (b) information regarding the Company’s plans for research, regulatory, development, manufacturing, engineering, marketing and selling efforts, the Company’s business plans and plans for new products, budgets and unpublished financial statements, licenses, contractual arrangements, prices and costs, suppliers, distributors and customers; and information regarding the skills, background and compensation of other employees of the Company and (c) all Third Party Information (as defined in Section 3).

2. Recognition of Company’s Rights; Nondisclosure.

I acknowledge that as a result of my responsibilities at the Company, I am likely to be exposed and given access to the Proprietary Information of the Company.  I understand and agree that my access to the Proprietary Information is for the sole and exclusive purpose of producing technology and performing other work for the benefit of the Company and that the Company has a substantial ongoing investment in the development and acquisition of such Proprietary Information, which investment would be irreparably and adversely affected if this Agreement were breached.  At all times during the term of my employment and thereafter, I will hold the Company’s Proprietary Information in the strictest confidence and will not, except with the written permission of the Chief Executive Officer of the Company, disclose (which term throughout this Agreement includes, but is not limited to, lecturing upon or publishing) any such Proprietary Information to anyone other than Company personnel who need to know such information in connection with their work for the Company or use such Proprietary Information except in connection with any work for the Company.

I further acknowledge that Proprietary Information is solely the property of the Company and I agree that at no time either during the period of my employment nor thereafter will I challenge or engage in any other acts which question or impugn the validity or ownership of the Company’s rights in any Proprietary Information.  I further acknowledge that any and all improvements or modifications to Proprietary Information that I generate, make, conceive, develop or reduce to practice or to specific form, whether alone or in conjunction with others, either during or after the period of my employment with the Company shall constitute Proprietary Information.

3. Third Party Information.

I understand that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) that is subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the term of my employment and thereafter, I will treat all Third Party Information as Proprietary Information for purposes of this Agreement.

4. Assignment of Inventions.

(a) Except as provided below in Section 4(b) of this Agreement, I hereby assign to the Company all my right, title and interest in and to any and all Inventions, whether or not patentable or registrable under copyright or similar statutes, that I make, conceive or reduce to practice, reduce to specific form or learn, either alone or jointly with others, in the course of my employment by the Company, whether developed in whole or in part using the Company’s equipment, supplies, facilities, trade secret information or Proprietary Information; or relating at the time of conception or reduction to practice to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or resulting from any work performed by me for the Company (collectively, the “Employment Inventions”).  I recognize that this Agreement does not require assignment of any invention which qualifies fully for protection under Section 2870 of the California Labor Code (hereinafter “Section 2870”), which provides as follows:

(i) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information, except for those inventions that either:

(1) relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) result from any work performed by the employee for the employer.

(ii) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of California and is unenforceable.

(b) I have set forth on Exhibit A attached hereto, a complete list of all restrictions, express or implied, which would prevent me from complying with all of the requirements of Section 4(a) of this Agreement in whole or in part.  If full disclosure of such restrictions, express or implied, in Exhibit A would cause me to violate any prior confidentiality agreement, I understand that I am to describe such restrictions in Exhibit A at the most specific level possible without violating any such restrictions.  Exhibit A is incorporated into this Agreement by reference as if fully set forth herein.  I will promptly inform the Company in writing of any such restrictions that arise between the time I sign this Agreement and the time my employment with the Company commences.

(c) I also assign to or assign as directed by the Company all my right, title and interest in and to all Employment Inventions, full title to which is required to be in the United States by a contract between the Company and the United States or any of its agencies.

(d) I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101).

5. Enforcement of Proprietary Rights.

To assist the Company in exercising its ownership rights to all Proprietary Information or Employment Inventions that I generate, make, conceive, reduce to practice or to specific form, alter or modify, I will, if requested by the Company, execute, verify and deliver assignments of all rights in the United States and elsewhere, including but not limited to patent and copyright rights, in such Proprietary Information or Employment Inventions to the Company or its designees.  I will also assist the Company in every proper way to obtain and from time to time enforce its United States and foreign rights relating to Proprietary Information or Employment Inventions in any and all countries, irrespective of whether I had any role in the development or modification of such Proprietary Information or Employment Inventions.  To that end, I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such proprietary rights and the assignment thereof to the Company.  My obligation to assist the Company with respect to all its rights in Proprietary Information or Employment Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after good faith and all reasonable effort, to secure my signature on any document needed in connection with the actions specified in this Section 5, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph thereon with the same legal force and effect as if executed by me.  I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any proprietary rights assigned hereunder to the Company.

6. Obligation to Keep Company Informed.

I will promptly disclose to the Company fully and in writing and will hold in trust for the sole right and benefit of the Company any and all Employment Inventions that I make, conceive, develop or reduce to practice or to specific form, whether alone or in conjunction with others, during or after the period of my employment with the Company.  In addition, after any termination of my employment, I will promptly disclose to the Company fully and in writing, the full particulars of all patent applications filed by me which disclose or claim Proprietary Information or Employment Inventions.

I will also promptly disclose to the Company fully and in writing any inventions containing or disclosing Proprietary Information that I believe fully qualify for protection under Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief.  I understand that the Company will keep in confidence and will not disclose to third parties without my consent any proprietary information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870.  I will preserve the confidentiality of any Employment Invention that does not fully qualify for protection under Section 2870.

7. Prior Inventions.

The term “Prior Inventions” shall mean any and all inventions, trade secrets, know-how, know-how, ideas, confidential knowledge, improvements, discoveries, developments, processes, designs, techniques, formulas, formulations, source and object codes, data, programs, trademarks and works of authorship; organisms, plasmids, cosmids, bacteriophages, expression vectors, cells, cell lines, tissues, materials, substrates, media, delivery methods or transfection methods and other biological materials and the progeny and clones of the foregoing biological materials, assays, compounds, peptides, proteins, DNA, RNA, and their constructs, and sequence, amino acid, genomic, and structural information relating thereto; crystals, optically active materials, ceramics, metals, metal oxides and organic and inorganic chemical and other physical materials and derivatives and salt forms of the foregoing, which I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company.  To preclude any possible uncertainty over what is a Prior Invention, I have set forth on Exhibit B attached hereto a complete list of all Prior Inventions that I consider to be in whole or part my property or the property of third parties, and that I wish to have excluded from the scope of this Agreement.  If full disclosure of any such Prior Invention on Exhibit B would cause me to violate any prior confidentiality agreement, I understand that I am to describe such Prior Inventions in Exhibit B  at the most specific level possible without violating any such prior confidentiality agreements.  Exhibit B is incorporated into this Agreement as if fully set forth herein.  I will promptly inform the Company in writing of any Prior Inventions that occur between the time I sign this Agreement and the time my employment with the Company commences.

8. Unauthorized Use or Disclosure.

I shall immediately notify my supervisor or any officer of the Company if I learn of any possible unauthorized use or disclosure of Proprietary Information and shall cooperate fully with the Company to enforce the provisions of this Agreement.

9. Authorized Disclosure.

Should I be subject to any governmental, administrative or court order or action purporting to require or authorize the disclosure of any Proprietary

Information, in whole or in part, I will immediately notify the Company’s legal department and will immediately provide the Company with all documents and other pertinent information in my possession or control to permit the Company to take such steps as it deems necessary in its sole discretion to block or pursue the confidentiality of such disclosure.

10. Additional Activities.

I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any employment or business activity other than for the Company, except as may be provided in any written agreement between me and an authorized officer of the Company with the Company executed as of the same date, and for the period of my employment by the Company and for one (1) year after the date of termination of my employment by the Company, I will not use any Proprietary Information in order to (i) induce any employee of the Company to leave the employ of the Company or (ii) solicit the business of any client or customer of the Company (other than on behalf of the Company) with whom I had contact during the course of my employment with the Company.

11. No Improper Use of Materials.

I acknowledge that the Company forbids me to use or disclose any information that is proprietary to any competitor of the Company or to any other third party.  Therefore, during my employment by the Company, I will not use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.  To preclude any possible uncertainty, I have set forth on Exhibit C attached hereto, a complete list of all devices, materials, and documents of a former employer or other person or institution to whom I have an obligation of confidentiality that may be used in providing services to the Company pursuant to the express written authorization of my former employer or such other person.  I will promptly notify the Company in writing of any devices, materials, and documents that are required to be set forth in Exhibit C that arise between the time I sign this Agreement and the time my employment with the Company commences.  Exhibit C is incorporated into this Agreement by reference as if fully set forth herein.  In addition, I will not seek nor knowingly use any information from job applicants, Company employees or other third parties, including but not limited to vendors, that is confidential to the present or former employers of such applicants or former employers of the employees or to such third parties.

12. No Conflicting Obligation.

I represent that my performance of all the terms of this Agreement and my position as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company.  I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

13. Return of Company Materials.

When I leave the employ of the Company, I will deliver to the Company any and all copies and originals of drawings, notes, memoranda, lab notebooks, specifications, correspondence (including email and quickmail messages), devices, equipment, formulas, documents, molecules, cells, organisms, plasmids, cosmids, bacteriophages, expression vectors, cell lines, peptides, proteins, DNA, RNA, and their constructs and other biological materials, and the progeny and clones of the foregoing biological materials and sequence, amino acid, genomic, and structural information relating thereto; crystals, optically active materials, ceramics, metals, metal oxides and organic and inorganic chemical and other physical materials and derivatives and salt forms of the foregoing, and any other material containing or disclosing any Inventions, Employment Inventions or Proprietary Information.  I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, quickmail, email, voicemail, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.  Prior to leaving, I will reasonably cooperate with the Company in completing and signing the Company’s documentation for separating staff members.

14. Name and License.

I hereby grant to the Company a non-exclusive worldwide license to use my name and likeness on or in connection with any advertising and promotional materials distributed by or on behalf of the Company in any medium while serving as an employee or director of the Company or thereafter, if such materials describe my prior role as employee or director of the Company.

15. Potential Liability.

I have been informed and acknowledge that the unauthorized taking of the Company’s trade secrets (a) could result in civil liability under California Civil Code Section 3426, and that, if willful, could result in an award for triple the amount of the Company’s damages and attorneys’ fees; and (b) is a crime under California Penal Code Section 499c(c), punishable by imprisonment for a time not exceeding one year, or by a fine not exceeding five thousand dollars ($5,000), or by both.

16. Legal and Equitable Remedies.

Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, and due to the irreparable injury which would be suffered by the Company as a result of a breach of this Agreement, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

17. Notices.

Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing.  Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

18. Employment at Will.

I understand and agree that my employment with the Company is at-will.  Therefore, my employment can terminate, with or without cause, and with or without notice, at any time, at my option or the Company’s option, and that the Company can terminate or change all other terms and conditions of my employment, with or without cause, and with or without notice, at any time.  I understand that the nature of my employment relationship with the Company will be governed by this Section 18 and that this Section 18 constitutes the entire agreement, arrangement and understanding between me and the Company on this subject matter and supersedes any prior or contemporaneous agreement, arrangement, and understanding on this subject matter.  This at-will relationship will remain in effect throughout my employment with the Company or any of its subsidiaries or affiliates, unless it is modified by a written agreement signed by both the Company’s President and me which expressly alters it.  This at-

will relationship may not be modified by any oral or implied agreement, or by any Company policies, practices or patterns or conduct.

19. General Provisions.

(a) Governing Law and Forum.

This Agreement will be governed by and construed according to the substantive laws of the State of California without resort to conflict of law principles and I hereby consent to the jurisdiction of the courts of California, both state and federal, for any claim sounding in tort or contract or created by state or federal law related in any way to my or the Company’s rights and obligations under the Agreement.

(b) Entire Agreement.

This Agreement, including all exhibits hereto, is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged.  Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.  As used in this Agreement, the period of my employment includes any time during which I may be retained by the Company as a consultant.

(c) Severability.

Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

(d) Assignment.

This Agreement may not be assigned by me but is fully assignable by the Company.

(e) Successors and Assigns.

This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

(f) Survival.

The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

(g) Waiver.

No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach.  No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right.  The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

(h) Effective Date.

Agreement shall be effective as of the earliest of (1) the first day of my employment by the Company; or (2) the first day of my use of the facilities, technology, expertise, data or Proprietary Information of the Company; or (3) the day I sign this Agreement.

(i) Descriptive Headings.

The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

[Signature Page Follows]

I UNDERSTAND THAT THIS AGREEMENT AFFECTS MY RIGHTS TO INVENTIONS I MIGHT HAVE MADE DURING MY PAST EMPLOYMENT, AND MAKE DURING MY EMPLOYMENT, AND RESTRICTS MY RIGHT TO DISCLOSE OR USE THE COMPANY’S PROPRIETARY INFORMATION DURING OR SUBSEQUENT TO MY EMPLOYMENT.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.  I HAVE COMPLETELY FILLED OUT AND SIGNED EXHIBITS A, B, AND C TO THIS AGREEMENT AS APPROPRIATE.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first set forth above.

Company:
Puma Biotechnology, Inc. a Delaware corporation

By:
Name:	Alan Auerbach	Name: Robert Charnas
Title:	CEO and President

Address:		Address:
10880 Wilshire Blvd, Suite 2150
Los Angeles, CA 90024

[Signature Page to Puma Biotechnology, Inc. Proprietary Information and Inventions Agreement]

EXHIBIT A

Puma Biotechnology, Inc.

10880 Wilshire Blvd, Suite 2150

Los Angeles, CA 90024

Attention: Board of Directors

Directors:

The following is a complete list of all restrictions which would prevent me, in whole or in part, from assigning to or as directed by the Company (as defined in the attached Agreement) all my right, title and interest in and to any and all Employment Inventions (as required by Section 4 of the Agreement):

No restrictions.

Restrictions:

Number of additional sheets attached.

Date:

Very truly yours,

Robert Charnas, Ph.D.

Puma Biotechnology, Inc. Proprietary Information and Inventions Agreement

EXHIBIT B

Puma Biotechnology, Inc.

10880 Wilshire Blvd, Suite 2150

Los Angeles, CA 90024

Attention: Board of Directors

Directors:

The following is a complete list of all Prior Inventions (as defined in the attached Agreement):

No Prior Inventions

Prior Inventions:

Number of additional sheets attached.

Date:

Very truly yours,

Robert Charnas, Ph.D.

Puma Biotechnology, Inc. Proprietary Information and Inventions Agreement

EXHIBIT C

Puma Biotechnology, Inc.

10880 Wilshire Blvd, Suite 2150

Los Angeles, CA 90024

Attention: Board of Directors

Directors:

I propose to bring or have already brought to my employment with the Company (as defined in the attached Agreement) the following devices, materials and documents of my former employer(s) or other person(s) or institution(s) to whom I have an obligation of confidentiality that are not generally available to the public, which materials and documents may be used in providing services to the Company pursuant to the express written authorization of my former employer(s) or such other person(s) or institution(s) (copies of all such authorizations are attached hereto):

No materials.

Materials:

Number of additional sheets attached.

Number of pages of authorizations attached.

Date:

Very truly yours,

Robert Charnas, Ph.D.

Puma Biotechnology, Inc. Proprietary Information and Inventions Agreement